Exhibit 4.2

BUSINESS COMBINATION AGREEMENT - FIRST AMENDMENT

THIS FIRST AMENDMENT is made effective as of the 28th day of May, 2020,

AMONG:

LINCOLN ACQUISITIONS CORP., a corporation incorporated under the laws of the Province of British Columbia (the “Acquiror”};

- and -

BYND - BEYOND SOLUTIONS LTD., a corporation incorporated under the laws of Israel (“BYND”);

- and-

1232986 B.C. LTD., a corporation incorporated under the laws of British Columbia (“Fundingco”);

- and -

each of the BYND Shareholders described in the BCA (as hereinafter defined);

WHEREAS:

A. Each of the parties hereto is a party to a business combination agreement dated the 16th day of December, 2019 (the “BCA”); and

B. Each of the parties to the BCA wish to amend certain terms and conditions of the BCA, as hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the BCA.

2.	Section 1.l(y) of the BCA is hereby deleted and replaced with the following:

“(y)	“Dosing Date” means October 15, 2020 or such other date upon which Acquiror, BYND, Fundingco and the BYND Shareholders mutually agree;”

3.	The first paragraph of Section 11.2 of the BCA is hereby amended by deleting the words “Article 8” and replacing them with “Article 7”.

4.	All of the remaining terms of the BCA otherwise remain in effect and are not altered by this First Amendment

5.	Notwithstanding the foregoing, this Agreement is conditional upon the receipt by Owen Bird Law Corporation for the Acquiror, on or before Friday, June 5, 2020, of an additional deposit of ($17,500. This condition is for the benefit of the Acquiror and may be waived by it, in writing.

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IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date.

LINCOLN ACQUISITIONS CORP.		BYND - BEYOND SOLUTIONS LTO.

per:	/s/Jerrold Bradley	Per:
	Jerrold Bradley, President	Moti Maram, President

1232986 B.C. LTO.
per:	/s/Ofir Avitan
	Ofir Avitan, President	Moti Marad; on his own behalf and in his capacity as attorney-in fact on behalf of the BYND Shareholders